Exhibit (r)(1)

EXHIBIT C

Hamilton Lane Private Assets Fund (“HLPAF”)
Hamilton Lane Private Infrastructure Fund (“HLPIF”)
Hamilton Lane Private Secondary Fund (“HLPSF”)
Hamilton Lane Venture Capital and Growth Fund (“HLVCGF”)
Hamilton Lane Credit Income Fund (“HLCIF”)
HL SCOPE RIC LLC (“SRIC”)
(Each, the “Fund”)

The HLPAF, HLPIF, HLPSF, HLVCGF, HLCIF and SRIC Code of Ethics

PREAMBLE

This Code of Ethics (hereinafter sometimes referred to as this “Code”) has been adopted by the Board (as defined below) of the Fund on behalf of the Fund and in accordance with the requirements of Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Rule requires the Fund to adopt a written code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any conduct prohibited by paragraph (b) of the Rule, and to use reasonable diligence to prevent violations of this Code.

Violations of sub-paragraph (b) of the Rule may constitute grounds for the imposition of significant administrative and civil injunctive, as well as criminal, sanctions by the U.S. Securities and Exchange Commission (the “SEC”) or the federal courts. In addition, the Fund may impose internal sanctions for violations of this Code. All persons that are or that are about to become covered by this Code are expected to be familiar with the proscriptions of this Rule. To that end, a summary of Rule 17j-1(b) is included as Appendix “A” to this Code.

Set forth below is the Code of Ethics adopted by the Fund in compliance with the Rule. This Code of Ethics is based upon the principle that the Trustees and officers of the Fund and certain affiliated persons of the Fund and any investment adviser to the Fund owe a fiduciary duty to, among others, the shareholders of the Fund to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of such shareholders and investors; (ii) taking inappropriate advantage of their position with the Fund; and (iii) any actual or potential conflicts of interest or any abuse of their position with the Fund.

1.	DEFINITIONS

(a)	“Access Person” means any (i) advisory person of the Fund or of an investment adviser or sub-adviser to the Fund (the “Adviser”), which is presumed to include any director, Trustee, officer, Advisory Person of the Fund or Adviser, and (ii) director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined in Rule 17j-1(a)(4)) by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

For purposes of this Code, an “Access Person” does not include any person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by the Adviser, in compliance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended.

(b)	“Advisory Person” means:

(i)	any director, Trustee, officer or employee of the Fund or an Adviser (or of any company in a control relationship to a Fund or an Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales of Covered Securities; and

(ii)	any natural person in a control relationship to the Fund or an Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by a Fund.

(c)	A security is “being considered for purchase or sale” or is “being purchased or sold” when an instruction to purchase or sell the security has been made and communicated to the trading desk, which includes a pending “buy” or “sell” order with respect to a security for the Fund. In addition, as to any person, a security is “being considered for purchase or sale” or is “being purchased or sold” if such person is considering giving an instruction to purchase or sell the security or is aware that any other person is considering giving an instruction to purchase or sell the security for the Fund.

(d)	“Automatic Investment Plan” means:

(i)	a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a 401(k) or dividend reinvestment plan.

(e)	“Beneficial Ownership” for purposes of this Code, shall be interpreted in a manner consistent with the provisions of Section 16 of the of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security regardless of who is the registered owner. This would include:

(i)	securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

(ii)	securities held in the name of a member of his or her immediate family (spouse, minor child and adults) sharing the same household;

(iii)	securities held by a Trustee, executor, administrator, custodian or broker;

(iv)	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

(v)	securities held by a corporation which can be regarded as a personal holding company of a person; and

(vi)	securities recently purchased by a person and awaiting transfer into his or her name.

(f)	“Board” means the Board of Trustees or Board of Directors of the Fund, as applicable.

(g)	“Compliance Designees” means person or persons authorized to perform, or procure the performance of, the various responsibilities assigned to such Compliance Designees by this Code of Ethics. The Compliance Designees for the Fund are set forth on Appendix B.

(h)	“Control” has the same meaning as in Section 2(a)(9) of the 1940 Act.

(i)	“Covered Security” means any Security defined under Section 2(a)(36) of the 1940 Act (see (p) below), except that the following types of securities are generally exempt from trading restrictions under this Code:

(i)	direct obligations of the Government of the United States;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	shares issued by open-end investment companies registered under the 1940 Act (other than Exchange-Traded Funds).

(j)	“Equivalent Security” shall include any option to purchase or sell, and any security convertible into or exchangeable for such Covered Security.

(k)	“Exchange-Traded Funds (ETFs)” include shares of open-end mutual funds and units of unit investment trusts (“UITs”). Shares of several other products are sometimes referred to as ETFs although they are not actually shares of registered investment companies due to their lack of qualification for registration under the 1940 Act or because they have no requirement to register. All of these securities trade in the open market over an exchange (hence the name exchange-traded fund), rather than being bought and sold by the investment company as redeemable securities.

(l)	“Independent Trustee” means a Trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19)(A) of the 1940 Act.

(m)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(n)	“Investment Personnel” means:

a.	any employee of the Fund or Adviser to the Fund (or of any company in a control relationship to the Fund or Adviser), who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, and

b.	any natural person who controls the Fund or Adviser to the Fund, who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(o)	“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 of the Securities Act.

(p)	“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(q)	“Security” shall have the same meaning set forth under Section 2(a)(36) of the 1940 Act, generally defined as any note, stock, security future, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(r)	“Trustee” means the members of the Board.

2.	PROHIBITED TRANSACTIONS

(a)	No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 or the Code such Access Person may be subject to. Please refer to the applicable trading restrictions on the chart attached hereto as Appendix “C.”

(b)	Except as otherwise provided, no Access Person shall:

(i)	disclose to other persons the securities activities engaged in or contemplated by the Fund or its Adviser; and

(ii)	trade on or communicate material non-public information, or “inside information” of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

(c)	Additionally, no Advisory Person or Investment Personnel shall, without approval of the appropriate Compliance Designee or such other person or committee at the Fund, acquire directly or indirectly any Beneficial Ownership in any securities (i) in an Initial Public Offering or (ii) in a Limited Offering.

3.	EXEMPTED TRANSACTIONS

The prohibitions of Section 2(c) of the Code shall not apply to:

(a)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control:

(b)	purchases or sales which are part of a systematic investment plan whereby assets are moved from one type of account to another, provided such accounts, together with the related security transactions, do not include Covered Securities. (Example: monthly transfers from a bank account to a mutual fund);

(c)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(d)	transactions effected pursuant to an automatic 401(k) Plan or automatic dividend reinvestment plan.

4.	COMPLIANCE PROCEDURES

(a)	Initial Holdings Report

All Access Persons, except Independent Trustees, shall report to the appropriate Compliance Designee within 10 days of becoming an Access Person. The holdings report, on the form attached hereto as Schedule “B” must be current as of a date not more than 45 days prior to the individual’s becoming an Access Person:

(i)	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(ii)	the name of any broker, dealer or bank (“Financial Institution”) with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	the date that the report is submitted by the Access Person.

The reporting requirements of this Section 4(a) do not apply to securities transactions effected for, and any Covered Securities held in, any account over which an Access Person does not have any direct or indirect influence or control.

(b)	Quarterly Securities Transaction Reports

(i)	Every Access Person shall report to the appropriate Compliance Designee the information described below with respect to transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security; provided, however, that an Access Person shall not be required to make a report under this Section 4(b) with respect to transactions effected for any account over which such person has no direct or indirect influence or control.

(ii)	Each Independent Trustee need only report a transaction in a Covered Security if such Trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security was purchased or sold by the Fund, as the case may be, or was being considered for purchase or sale by the Fund or its investment adviser.

(iii)	Reports required under this Section shall be made not later than 30 days after the end of the calendar quarter. Every Access Person shall be required to submit a report for all periods, including those periods in which no securities transactions were affected.

(iv)	For all Access Persons other than Independent Trustees, a report shall be made on a form containing the following information:

With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

a.	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price at which the transaction in the Covered Security was effected;

d.	the name of the Financial Institution with or through which the transaction was effected; and

e.	the date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

a.	the name of the Financial Institution with whom the Access Person established the account;

b.	the date the account was established; and

c.	the date that the report is submitted by the Access Person.

(v)	For Independent Trustees with reportable transactions, a report shall be made on the form of Quarterly Securities Transactions Report attached hereto as Schedule “A.”

(c)	Annual Holdings Reports

All Access Persons, except Independent Trustees, must complete and submit to the appropriate Compliance Designee an annual holdings report, on the form attached hereto as Schedule “B” which is current to within 45 days of the date that the report is submitted. This report shall be due no later than the January 30 following the December 31 year-end, and shall disclose:

(i)	the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person has no direct or indirect influence or control;

(ii)	the name of any Financial Institution with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(iii)	the date that the report is submitted by the Access Person.

(d)	Statements from Financial Institutions

In lieu of providing initial, annual and quarterly reports, an Access Person may submit brokerage statements or transaction confirmations that contain comparable information. If the Compliance Designee has received a duplicate brokerage statement or transaction confirmation, then the Access Person may indicate that on the form.

(e)	Notification of Reporting Obligation

The Compliance Designee shall notify each identified Access Person that he or she is subject to these reporting requirements and shall deliver a copy of the current Code of Ethics, and any subsequent amendments thereto, to each Access Person.

(f)	Certification of Compliance with Code of Ethics

Access Persons shall certify annually pursuant to the Annual Certificate (Schedule “C”) that:

(i)	they have read and understand this Code of Ethics and recognize that they are subject thereto;
(ii)	they have complied with the requirements of this Code of Ethics; and
(iii)	they have reported all personal securities transactions required to be reported pursuant to the requirements of this Code of Ethics.

(g)	Conflict of Interest

Every Access Person shall notify the appropriate Compliance Designee of any personal conflict of interest relationship that may involve the Fund, such as the existence of any economic relationship between their transactions and securities held or to be acquired by the Fund.

(h)	Review of Reports

The Compliance Designees or a designate listed on Appendix “B” shall review all holdings or transaction reports submitted by each of their Access Persons, including (if applicable) statements from Financial Institutions confirming personal securities transactions, to ensure that no trading has taken place in violation of the Rule or this Code of Ethics.

(i)	Beneficial Ownership

Any form of report required pursuant to this Section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in any Covered Security to which the report relates.

5.	ANNUAL REPORTING

The Compliance Designees shall furnish to the Board, and the Board shall consider, annual reports relating to this Code of Ethics and the code of ethics adopted by each investment adviser or principal underwriter, as the case may be (the “Applicable Codes”). Such annual report shall:

(a)	describe any issues arising under the Applicable Codes or procedures during the past year;

(b)	summarize any material violations of the Applicable Codes or procedures, including sanctions imposed in response to such violations, during the past year;

(c)	identify any recommended changes in the existing restrictions or procedures based upon the experience of the Fund under the Applicable Codes, evolving industry practices or developments in applicable laws or regulations; and

(d)	certify that the Fund, and the investment adviser or principal underwriter, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Applicable Codes.

6.	REPORTING OF VIOLATIONS

The Compliance Designees shall report any violation of this Code of Ethics, and all material violations of any Applicable Code to the Board, which shall consider reports of such violations on a quarterly basis, unless a more timely review is deemed necessary, and shall determine the extent to which this Code of Ethics and/or the applicable code of ethics has been violated and what sanctions, if any, should be imposed.

7.	SANCTIONS

Any securities trade found to be executed in violation of this Code of Ethics or the Rule shall be unwound (if possible) or, in the alternative, all profits shall be disgorged (net of commissions but before any tax effect). Such disgorged profits shall be paid over to the affected Fund, or in the event the Fund is unaffected by the trade, such disgorged profits shall be donated to a recognized charity.

Upon determination that a material violation of this Code of Ethics has occurred, sanctions may be deemed appropriate, including, among other things, a letter of censure or suspension or termination of the violator.

8.	RETENTION OF RECORDS

As required under Rule 17j-1, the Fund shall maintain: a copy of each Code of Ethics in effect within the past five years; a list of all persons required to make or review reports hereunder within the past five years; a copy of each report made by an Access Person, including any information provided in lieu of the reports, hereunder within the past five years; a record of any decision, including the reasons supporting the decision, to approve the acquisition by an Advisory Person or Investment Personnel of securities in a Limited Offering or Initial Public Offering within the past five years; each memorandum made by the Compliance Designees hereunder within the past five years; and a record of any violation hereof, including any action taken as a result of such violation, within the past five years.

This Code shall be amended from time to time, as changing regulations warrant, as operational procedures are enhanced, or to reflect non-material updates. Should reported transaction activity of Access Persons indicate trends that could pose a potential risk to achieving full compliance with the Rule, additional trading restrictions may be implemented under this Code of Ethics.

9.	ADOPTION AND APPROVAL

The Board, including a majority of the Independent Trustees of the Board, shall approve this Code of Ethics with respect to the Fund, including any material changes to this Code.

Adopted: April 24, 2024
Revised: June 17, 2024
Revised: October 15, 2024
Revised: December 5, 2024
Revised: September 24, 2025

APPENDIX A

Summary of Rule 17j-1(b)

IT IS UNLAWFUL FOR:

Any affiliated person of, or principal underwriter for, a registered investment company (“Fund”), or any affiliated person of an investment adviser of, or of a principal underwriter for, a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired (see definition below) by the Fund:

1.	to employ any device, scheme or artifice to defraud the Fund;

2.	to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	to engage in any manipulative practice with respect to the Fund.

Note:

For purposes of Rule 17j-1, a “security held or to be acquired” by a Fund means:

(i)	any Covered Security within the meaning of the Rule (see the definition of the term “Covered Security” in this Code) which, within the most recent 15 days:

•	is or has been held by the Fund; or

•	is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii)	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

APPENDIX B

Compliance Designees and Designated Persons to Solicit & Review Code of Ethics Reports

NAME	POSITION	PHONE #	EMAIL
Gerard Scarpati	Chief Compliance Officer of the Fund	610-889-4908	jscarpati@vigilantllc.com

APPENDIX C

Prohibited Transactions – Reportable Violations

TRADING RESTRICTIONS	ALL ACCESS PERSONS	ADVISORY PERSONS	INVESTMENT PERSONNEL
Disclose, trade or otherwise offer or communicate material or non-public information regarding any activity engaged in or contemplated by a portfolio.	X	X	X
Acquire beneficial ownership in an initial public offering without prior approval from the appropriate person(s).		X	X
Purchase part of a limited offering and/or private placement without prior approval from the appropriate person(s).		X	X

* Refer to Code of Ethics for specific details.

SCHEDULE A

HAMILTON LANE PRIVATE ASSETS FUND
HAMILTON LANE PRIVATE INFRASTRUCTURE FUND
HAMILTON LANE PRIVATE SECONDARY FUND
HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND
HAMILTON LANE CREDIT INCOME FUND
HL SCOPE RIC LLC (each, the “Fund”)

Quarterly Securities Transactions Reports*

For the Calendar Quarter Ended:___________________

To the Chief Compliance Officer:

A.            During the quarter referred to above, in compliance with the required reporting pursuant to the Code of Ethics (the “Code”) adopted by the Fund, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Fund:

☐	Check here if you have no reportable transactions:

Title/Name & Full Description of Security Include Interest Rate and Maturity Date for Debt Securities (Please do not include ticker symbols.)	Date of Transaction	Buy, Sell, Other	Number of Shares (for Equity Securities)	Principal Amount	Price At Which Transaction Was Effected	Financial Institution Through Which Trade Was Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

* Independent Trustees only have to report transactions in a Covered Security where they knew at the time of the transaction or, in the ordinary course of fulfilling their official duties as a Trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security was purchased or sold, or such security was being considered for purchase or sale, by the Fund or an investment adviser of the Fund. Where there are no transactions to report, the Independent Trustee need not complete this form.

B. Brokerage Accounts Established During the Quarter

☐	Check here if you did not establish new brokerage accounts for your direct or indirect benefit.

Name of Institution and Account Holder’s Name	Date of Establishment

Date: ________________________

Signature: __________________________

Print Name: _____________________________

SCHEDULE B

HAMILTON LANE PRIVATE ASSETS FUND
HAMILTON LANE PRIVATE INFRASTRUCTURE FUND
HAMILTON LANE PRIVATE SECONDARY FUND
HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND
HAMILTON LANE CREDIT INCOME FUND and
HL SCOPE RIC LLC (each, the “Fund”)

Holdings Report

For the Calendar Year/Period Ended:_____________

☐	Check here if you have no reportable transactions:

To the Chief Compliance Officer of the above listed Fund:

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics of the Fund:

Title of Security	CUSIP Number Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit as are follows:

For Initial Holdings Reports: This report contains information current as of a date no more than 45 days prior to the date of becoming an Access Person.

For Annual Holdings Reports: This report contains information current as of a date no more than 45 days prior to the submittal date.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date: _______________________

Signature:_______________________________

Print Name:_______________________________

SCHEDULE C

HAMILTON LANE PRIVATE ASSETS FUND
HAMILTON LANE PRIVATE INFRASTRUCTURE FUND
HAMILTON LANE PRIVATE SECONDARY FUND
HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND

HAMILTON LANE CREDIT INCOME FUND
HL SCOPE RIC LLC (each, the “Fund”)

Annual Certificate

Pursuant to the requirements of the Code of Ethics of the Fund, the undersigned hereby certifies as follows:

1.	I have read the Fund’s Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.	Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Date: _________________________________

Signature:_________________________________

Print Name:_______________________________

SCHEDULE D

HAMILTON LANE PRIVATE ASSETS FUND
HAMILTON LANE PRIVATE INFRASTRUCTURE FUND
HAMILTON LANE PRIVATE SECONDARY FUND
HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND
HAMILTON LANE CREDIT INCOME FUND
HL SCOPE RIC LLC (each, the “Fund”)

Pre-clearance for Personal Securities Transactions

IMPORTANT NOTES: (1) IPOs and Limited Offerings and/or Private Placement must be pre-cleared.

Section One: To Be Completed by Person Requesting Pre-clearance

Name:
Date:
Time:
Name of Security that Person is
Requesting Preclearance to Trade:

Brokerage Account for Trade (last four digits):
Requestor Signature*:

* If sending a Word Version, your typed name constitutes your signature.

Section Two: Pre-clearance to Trade

☐	I certify that I have confirmed with the Reviewer (or if other Adviser personnel state here: ____________________ that there is not an open order at the Fund to purchase or sell this security and that I have no knowledge of any intent by the Fund to purchase or sell such security.

☐	I certify that I have confirmed with the Reviewer (or if other Adviser personnel state here:________________) that this holding is not on the Fund’s Restricted List.

☐	I certify that I have no knowledge of any material non-public information relating to the security traded.

The requesting person may trade the security after both (a) submitting this Form; and (b) the Chief Compliance Officer (CCO) or his designee has given pre-clearance by e-mail.

PLEASE RETURN A WORD VERSION OR PDF FORM TO:

Jerry Scarpati, MBA, CPA, Chief Compliance Officer Vigilant Compliance, LLC (telephone) 610.889.4908 or (email) jscarpati@vigilantllc.com